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                                                                    Exhibit 99.2

Tuesday March 31, 7:34 pm Eastern Time

Company Press Release

Acsys, Inc. Acquires Don Richard Associates of Richmond

Marks Entry Into Strong Richmond, Virginia Market

WASHINGTON--(BUSINESS WIRE)--March 31, 1998--Acsys, Inc. (Nasdaq/NM:ACSY - news), a leading provider of specialty professional staffing services primarily in the accounting and finance fields, today announced that it has acquired TGS Resource Group, Inc. d/b/a Don Richard Associates of Richmond, a leading accounting and finance staffing firm located in Richmond, Virginia. Thomas Visotsky, president of Don Richard Associates of Richmond will remain with the Company as the Hub-Center Division President for the Richmond market. Terms of the transaction were not disclosed.

Don Richard Associates of Richmond operates one office and had 1997 revenues in excess of $1.5 million, based on unaudited results.

Timothy Mann, Jr., chief executive officer of Acsys, said, "The acquisition of Don Richard Associates of Richmond is the next step in our continued consolidation of the specialty professional staffing sector. We are extremely fortunate to add a person of Tom's quality to our management team. He brings 24 years of accounting and staffing services experience and is the current president of the Virginia Society of CPAs.

"This is our first acquisition since completing our initial public offering in February and we are extremely optimistic about our acquisition pipeline. Our focus remains on specialty professional staffing companies that have a leading position in new markets or that are operationally and geographically synergistic with our existing business."

Acsys, Inc. is one of the leading accounting and finance temporary staffing and permanent placement firms in the U.S. Including Don Richard Associates of Richmond, the Company operates 17 offices serving the Atlanta; Charlotte, North Carolina; Central New Jersey; Philadelphia; Tampa and Orlando, Florida; Washington, D.C. and Richmond metropolitan markets.

Information contained in this press release, other than historical information, should be considered forward-looking in nature and is subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on the operating results, performance or financial condition are the Company's ability to achieve and manage growth; the Company's ability to successfully identify suitable acquisition candidates, complete acquisitions or integrate the acquired business into its operations; the Company's ability to attract and retain qualified personnel; the Company's ability to develop new services; and other factors discussed in Acsys's filings with the Securities and Exchange Commission.

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Contact:

  Acsys Inc., Washington D.C.
  Timothy Mann Jr., 770/395-0014 x127